EXHIBIT 11

                                      COMPUTATION OF NET INCOME PER SHARE
                          FOR THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
                                                 (Unaudited)
                                      (In thousands, except share data)

                                                        THREE MONTHS ENDED              SIX MONTHS ENDED
                                                           SEPTEMBER 30,                  SEPTEMBER 30,
                                                 --------------------------------- ---------------------------
                                                      2003             2002           2003           2002
                                                 ---------------- ---------------- ------------  -------------
Earnings per common share - basic
---------------------------------
Net income                                                $1,426             $935       $2,513         $1,810
Preferred dividends                                          (49)             (49)         (98)           (98)
                                                 ---------------- ---------------- ------------  -------------
Net income - basic                                        $1,377             $886       $2,415         $1,712
                                                 ---------------- ---------------- ------------  -------------

Weighted average common shares
      outstanding - basic                              2,289,308        2,291,129    2,292,121      2,289,500
                                                 ---------------- ---------------- ------------  -------------

Earning per common share - basic                           $0.60            $0.39        $1.05          $0.75
                                                 ================ ================ ============  =============


Earnings per common share - diluted
-----------------------------------
Net income - basic                                        $1,377             $886       $2,415         $1,712
Impact of potential conversion of
     convertible preferred stock
      to common stock                                         49               49           98             98
                                                 ---------------- ---------------- ------------  -------------
Net income- diluted                                       $1,426             $935       $2,513         $1,810
                                                 ---------------- ---------------- ------------  -------------

Weighted average common shares
      outstanding - basic                              2,289,308        2,291,129    2,292,121      2,289,500
Effect of dilutive securities - convertible
      preferred stock                                    208,333          208,333      208,333        208,333
Effect of dilutive securities - options                   81,384           23,891       71,554         29,202
                                                 ---------------- ---------------- ------------  -------------
Weighted average shares
      outstanding - diluted                            2,579,025        2,523,353    2,572,008      2,527,035
                                                 ---------------- ---------------- ------------  -------------

Earning per common share-diluted                           $0.55            $0.37        $0.98          $0.72
                                                 ================ ================ ============  =============


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